Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus, and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information for Northeast Investors Trust in Post-Effective Amendment Number 81 to the Registration Statement (Form N-1A, No. 2-11318) of Northeast Investors Trust, and to the inclusion of our report dated November 22, 2010 on the financial statements and financial highlights of Northeast Investors Trust included in the Annual Report to Shareholders for the fiscal year ended September 30, 2010.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 2011